EXHIBIT 1

BONDS.com group, inc

2011 EQUITY PLAN

NOTICE OF STOCK OPTION GRANT

Thomas Thees

c/o: Bonds.com Group, Inc.

529 5th Avenue, 8th Floor

New York, NY 10017

You have been granted an option to purchase Common Stock of Bonds.com Group, Inc., a Delaware corporation (the “Company”), as follows:

Board Approval Date:	May 10, 2012

Date of Grant	May 10, 2012

Exercise Price per Share:	$0.09

Total Number of Shares Granted	78,000,000

Total Exercise Price:	$7,020,000

Type of Option:	Nonstatutory Stock Option

Expiration Date:	May 10, 2019

Vesting Commencement Date:	The later of June 1, 2012 and the date as of which the Employment Agreement (as defined in the Stock Option Agreement) is executed (as specified therein).

Vesting/Exercise Schedule:	25% of the option Shares vest on the Vesting Commencement Date, and the remainder of the option Shares vest on a quarterly basis in equal amounts over a period of three years (a total of twelve quarterly vesting dates) from the Vesting Commencement Date.

Termination Period	As set forth in Section 5 of the Stock Option Agreement.

Transferability:	This Option may not be transferred.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Bonds.com Group, Inc. 2011 Equity Plan and the Stock Option Agreement, both of which are attached and made a part of this document.

 In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, that the grant of the Option is not as consideration for services you rendered to the Company prior to your Vesting Commencement Date, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause (subject to any employment or other binding, written agreement to which you and the Company may be a party).

THE COmpany:

Bonds.com group, Inc.

By:	/s/ John Ryan
Name:	John Ryan
Title:	Chief Financial Officer

OPTIONEE:

/s/ Thomas Thees
Thomas Thees

BONDS.com group, inc

2011 Equity Plan

STOCK OPTION AGREEMENT

1. Grant of Option. Bonds.com Group, Inc., a Delaware corporation (the “Company”), hereby grants to Thomas Thees (“Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant accompanying this Stock Option Agreement (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the Bonds.com Group, Inc. 2011 Equity Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan. The Optionee and the Company are negotiating and anticipate entering into an Employment Agreement with respect to Optionee's employment by the Company (the “Employment Agreement”). Notwithstanding the foregoing or anything else in this Stock Option Agreement or the Notice, neither the Company nor the Optionee shall have any obligation to enter into the Employment Agreement and either party may terminate negotiations with respect thereto at any time in its sole discretion.

2. Designation of Option. This Option does not qualify as an Incentive Stock Option, and it is intended to be a Nonstatutory Stock Option.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 10 of the Plan as follows:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a share.

(ii) This Option may only be exercised with respect to Shares that already Vested as of the date of such exercise.

(iii) This Option may not be exercised more than once in any six month period without the consent of the Company.

(iv) In the event of Optionee’s death, disability or other termination of employment, the exercisability of the Option is governed by Section 5 below, subject to the limitations contained in this Section 3.

(v) In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(vi) If requested by the Company, the exercise of this Option shall be conditioned upon and subject to the receipt by the Company of an executed signature page to the Company’s Stockholder’s Agreement, if any.

(b) Method of Exercise; Corporate Transaction.

(i) This Option shall be exercisable by execution and delivery of the Exercise Notice attached hereto as Exhibit A, or any other form of written notice approved for such purpose by the Company which shall state Optionee’s election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Plan Administrator in its discretion to constitute adequate delivery. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

(ii) As a condition to the exercise of this Option and as further set forth in Section 12 of the Plan, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting or exercise of the Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.

(iii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.

(iv) Corporate Transaction. In the event of a Change of Control, this Option shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option or right, in which case this Option shall terminate upon the consummation of such transaction; provided, however, that if this Option is not assumed and terminated upon the consummation of such transaction, then this entire Option shall be exercisable for not less than ten (10) business days prior to the consummation of such transaction. For purposes hereof, this Option shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change of Control, as the case may be, the holder of this Option would be entitled to receive upon exercise of the award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the award at such time (after giving effect to any adjustments in the number of Shares covered by this Option).

4. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee:

(a) cash or check;

(b) cancellation of indebtedness;

(c) by surrender of shares of Common Stock of the Company that have an aggregate Fair Market Value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised and any applicable withholding taxes;

(d) by surrender of shares of Common Stock otherwise issuable pursuant to this Option that have a Fair Market value equal to the Exercise Price; or

(e) such other methods as may be consistent with the Plan and permitted by the Plan Administrator.

5. Termination of Relationship.

(a) Following the date of termination of Optionee’s Continuous Service Status for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 5. To the extent that Optionee is not entitled to exercise this Option as of the Termination Date, or if Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, the Option shall terminate in its entirety and any Shares for which the Option is not exercisable pursuant to the Notice and this Section 5 shall be forfeited. In no event may the Option be exercised prior to the Vesting Commencement Date or after the Expiration Date of the Option as set forth in the Notice.

(b) Termination Before Execution of Employment Agreement. If the Optionee’s Continuous Service Status is terminated for any reason whatsoever (whether with or without cause or good reason or due to death or disability) prior to the execution and delivery of the Employment Agreement by the Company and Optionee, the entire Option shall terminate immediately and no portion of the Option may be exercised by the Optionee.

(c) Termination After Execution of Employment Agreement. In connection with any termination that occurs after the execution and delivery of the Employment Agreement by the Company and Optionee, Optionee may exercise the Option only as described below:

(i) Termination upon Death and Disability of Optionee. If the Optionee’s Continuous Service Status is terminated as a result of the Optionee’s death or Disability (as defined in the Employment Agreement) then the Stock Option shall immediately become vested and exercisable as to the Shares that would vest over the next four quarters following the date of termination due to death or Disability, and the Option shall continue to be exercisable for such vested portion until eighteen (18) months after such date of termination. The balance of the unvested portion of the Option shall terminate immediately upon such termination of Optionee’s Continuous Service.

(ii) Termination Without Cause or With Good Reason. If the Optionee’s Continuous Service Status is terminated is terminated by the Company without Cause (as defined in the Employment Agreement) or by the Executive for Good Reason (as defined in the Employment Agreement), then the Option shall continue to vest and become exercisable only for the next six (6) calendar quarters and Optionee shall have until the date eighteen (18) months after the date of termination to exercise the Option; provided, however, (i) the Optionee shall have at least 30 days to exercise the Stock Option following the date the last tranche vests, and (ii) in the event that a Change in Control has occurred prior to the Optionee’s termination of employment then, notwithstanding the provision above, the Option shall become fully exercisable upon the termination of Optionee’s employment by the Company without Cause or by the Optionee for Good Reason. The balance of the unvested portion of the Option shall terminate immediately upon such termination of Optionee’s Continuous Service.

(iii) Termination Without Good Reason. If the Optionee’s Continuous Service Status is terminated by the Optionee without Good Reason (as defined in the Employment Agreement), then the vested portion of the Option as of the termination date shall remain exercisable for 90 days following such date, and the unvested portion as of the termination date shall immediately terminate.

(iv) Termination With Cause. If the Optionee’s Continuous Service Status is terminated by the Company for Cause (as defined in the Employment Agreement), then the Company shall, within 10 business days following the termination of employment, issue and deliver to the Optionee such number of shares as would have been issuable to Optionee had Optionee exercised the vested portion of this Option as of the date of termination and paid the aggregate Exercise Price and the amount necessary to cover any applicable withholding or other taxes due upon exercise solely in the manner contemplated by Section 4(d), and the unvested portion as of the termination date shall immediately terminate.

6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

7. Tax Consequences. THE OPTIONEE HEREBY ACKNOWLEDGES THAT THE ISSUANCE AND EXERCISE OF THIS OPTION MAY HAVE TAX CONSEQUENCES TO THE OPTIONEE AND THAT ANY AND ALL SUCH TAX CONSEQUENCES ARE THE SOLE RESPONSIBILITY OF THE OPTIONEE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE ACCEPTING AND/OR EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

8. Lock-Up Agreement. Upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Optionee hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering.

9. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator regarding any questions relating to the Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail. The Option, including the Plan, constitutes the entire agreement between Optionee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

[Signature Page Follows]

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

THE COmpany:

Bonds.com group, Inc.

By:	/s/ John Ryan
Name:	John Ryan
Title:	Chief Financial Officer

OPTIONEE:

/s/ Thomas Thees
Thomas Thees